Exhibit 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated March 27, 2014, with respect to the consolidated financial statements of iHealth Technologies, Inc. contained in the Registration Statement and Prospectus of Cotiviti Holdings, Inc.  We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Atlanta, GA

November 28, 2016